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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 6, 2006, relating to the financial statements and financial highlights which appear in the September 30, 2006 Annual Report to Shareholders of the Holland Balanced Fund (hereafter referred to as the "Fund") which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
New York, New York
January 29, 2007